EB2B COMMERCE REVISES PERIOD FOR OFFER TO SIMPLIFY CAPITAL STRUCTURE


     NEW YORK March 12, 2001 eB2B Commerce, Inc. (NASDAQ:EBTB) announced today that it has extended to May 1, 2001 the recently announced offer to certain private investors to convert preferred stock and exercise warrants for the purpose of simplifying the capital structure of the Company.

     The securities offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In addition, the securities will continue to be subject to the provisions of the "lock-up" agreements entered into in connection with the 1999 private placement.

     ABOUT EB2B COMMERCE eB2B Commerce is the leading provider of business-to-business transaction management services that simplify trading partner integration, automation, and collaboration across the order management life cycle. The eB2B Trading Network and Transaction Lifecycle Management solutions provide enterprises large and small with a total solution for improving trading partner relationships that enhance productivity and bottom line profitability.

     CERTAIN STATEMENTS CONTAINED IN THIS NEWS RELEASE WHICH ARE NOT BASED ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS, AS THE TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO UNCERTAINTIES AND RISKS THAT MAY CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER FROM PROJECTIONS. ALTHOUGH EB2B BELIEVES THAT ITS EXPECTATIONS ARE REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESS OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM ITS EXPECTATIONS. THE SAFE HARBOR IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 DOES NOT APPLY TO STATEMENTS MADE IN CONNECTION WITH THE OFFER DESCRIBED IN THIS RELEASE.